Exhibit 10.1

BUNGE 2009 EQUITY INCENTIVE PLAN

(As Amended, Effective as of November 1, 2023)

Bunge Global SA (“Bunge”) hereby establishes an equity compensation plan to be known as the Bunge 2009 Equity Incentive Plan (the “Plan”). The Plan shall become effective on the date it is approved by the shareholders of Bunge. Capitalized terms that are not otherwise defined in the text of this Plan are defined in Section 2 below.

Upon the Effective Date, no further Awards will be granted under the Prior Plan.

1.	Purposes

The purposes of the Plan are to attract, retain and motivate key employees, consultants and independent contractors of the Company; to compensate them for their contributions to the growth and profits of the Company; to encourage ownership by them of Common Stock in order to align key employee, consultant and independent contractor interests with shareholder interests; and to link the compensation of key employees, consultants and independent contractors to the overall performance of the Company in order to promote cooperation among the Company’s diverse areas of business.

2.	Definitions

For purposes of the Plan, the following terms shall be defined as follows:

“Administrator” means the individual or individuals to whom the Committee delegates authority under the Plan in accordance with Section 3(d).

“Applicable Law” means any and all applicable laws, rules, regulations and other legal requirements, including, as applicable, Section 16(b) of the Exchange Act, Section 162(m) and Section 409A and the listing standards of the New York Stock Exchange.

“Award” means an award made pursuant to the terms of the Plan to an Eligible Individual in the form of Stock Options, Restricted Stock Units, Performance-Based Restricted Stock Units or Other Awards.

“Award Agreement” means a written document approved in accordance with Section 3 which sets forth the terms and conditions of an Award to a Participant. An Award Agreement may be in the form of (i) an agreement between the Company and a Participant which is executed by an officer on behalf of the Company and is signed by the Participant or (ii) a certificate issued by the Company which is executed by an officer on behalf of the Company but does not require the signature of the Participant.

“Board” means the Board of Directors of Bunge.

“Bunge” means Bunge Global SA, a company incorporated under the laws of Switzerland, and any successor thereto.

“Cause” means the termination of a Participant’s employment or service with the Company as a consequence of:

(i)            the willful and continued failure or refusal of the Participant to substantially perform the duties required of him or her as an employee, consultant or independent contractor of the Company;

(ii)            any willful and material violation by the Participant of any law or regulation applicable to any business of the Company, or the Participant’s conviction of, or a plea of nolo contendere to, a felony, or any willful perpetration by the Participant of a common law fraud; or

(iii)            any other willful misconduct by the Participant that is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company.

“Code” means the Internal Revenue Code of 1986, as amended, and the applicable rulings and regulations promulgated thereunder.

“Committee” means the Compensation Committee of the Board, any successor committee thereto or any other committee appointed from time to time by the Board to administer the Plan. Each individual who is a member of the Committee shall qualify as an “outside director” within the meaning of Section 162(m) of the Code and shall serve at the pleasure of the Board.

“Common Stock” means the common registered shares of Bunge, par value $.01 per share, and such other securities as may become the subject of Awards pursuant to Section 13(b).

“Company” means, individually and collectively, Bunge and its Subsidiaries and any successors thereto.

“Deferral Election” has the meaning set forth in Section 7(c).

“Deferral Election Form” means a document in a form approved by the Committee, pursuant to which a Participant may elect to make a Deferral Election.

“Deferral Value” means, with respect to an Award of Restricted Stock Units, (x) the Fair Market Value of a Share on the Vesting Date multiplied by (y) the number of Shares underlying the portion of such Award of Restricted Stock Units that the Participant has elected to defer, with the product subject to reduction for any applicable withholding taxes.

“Disability” means, with respect to any Award other than an Incentive Stock Option, long-term disability, as defined under Bunge’s long-term disability insurance plan or such other applicable plan, as the Committee, in its sole discretion, may determine. With respect to any Incentive Stock Option, Disability means permanent and total disability within the meaning of Section 22(e)(3) of the Code.

“Effective Date” has the meaning set forth in Section 4.

“Eligible Individuals” means the individuals described in Section 6 who are eligible for Awards under the Plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations promulgated thereunder.

“Fair Market Value” of a share of Common Stock as of any date means:

(i)            if the Common Stock is listed on an established stock exchange or exchanges (including for this purpose, the NASDAQ National Market), (a) the average of the highest and lowest sale prices of the stock quoted for such date as reported in the Transactions Index of each such exchange, as published in The Wall Street Journal and determined by the Committee, or, if no sale price was quoted in any such Index for such date, then as of the next preceding date on which such a sale price was quoted or (b) the value of a share of Common Stock based upon such other averaging method that the Committee, in its sole discretion, shall determine;

(ii)           if the Common Stock is not then listed on an exchange or the NASDAQ National Market, (a) the average of the closing bid and asked prices per share for the stock in the over-the-counter market as quoted on The NASDAQ Small Cap or OTC Electronic Bulletin Board, as appropriate, on such date or (b) the value of a share of Common Stock based upon such other averaging method that the Committee, in its sole discretion, shall determine; or

(iii)          if the Common Stock is not then listed on an exchange or quoted in the over-the-counter market, an amount determined in good faith by the Committee; provided, however, that when appropriate, the Committee, in determining Fair Market Value of the Common Stock, may take into account such factors as it may deem appropriate under the circumstances.

Notwithstanding the foregoing, the Fair Market Value of Common Stock for purposes of grants of Incentive Stock Options shall be determined in compliance with applicable provisions of the Code.

“Incentive Stock Option” means a Stock Option that is an “incentive stock option” within the meaning of Section 422 of the Code and designated by the Committee as an Incentive Stock Option in an Award Agreement.

“Nonqualified Stock Option” means a Stock Option that is not an Incentive Stock Option.

“Option Term” has the meaning set forth in Section 8(e).

“Other Award” means any form of Award other than a Stock Option or Restricted Stock Units authorized under Section 11 of the Plan.

“Participant” means an Eligible Individual to whom an Award has been granted under the Plan.

“Performance-Based Restricted Stock Units” mean Restricted Stock Units with respect to which the vesting is linked to the satisfaction of performance criteria.

“Performance Goal” means the financial and non-financial performance measures established by the Committee, from among the performance measures provided on Schedule A hereto, and set forth in the applicable Award Agreement.

“Performance Period” means the period established by the Committee and set forth in the applicable Award Agreement over which the Performance Goals are measured.

“Permitted Transferee” has the meaning set forth in Section 12(a).

“Person” means any person, entity or “group” within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, except that such term shall not include (i) Bunge International Limited, (ii) the Company, (iii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, (iv) an underwriter temporarily holding securities pursuant to an offering of such securities, or (v) an entity owned, directly or indirectly, by the shareholders of Bunge in substantially the same proportions as their ownership of stock of Bunge.

“Plan Limit” means the maximum aggregate number of Shares that may be issued for all purposes under the Plan as set forth in Section 5(a).

“Prior Plan” means the Bunge Limited Equity Incentive Plan, as amended.

“Restricted Stock Units” mean an Award to receive a specified number of Shares, or the value thereof, upon the completion of the applicable vesting period, subject to the terms and conditions as set forth in Sections 9 and 10 hereof and in the applicable Award Agreement.

“Retirement” means the termination of a Participant’s employment with the Company after such Participant’s 65th birthday and in accordance with the applicable retirement policies of the Company with which the Participant was employed.

“Section 409A” means Section 409A of the Code and any rulings and regulations promulgated thereunder.

“Section 162(m) Award” means an Award that is intended to be “qualified performance-based compensation” within the meaning of Section 162(m) of the Code.

“Separation Date” means the date of a Participant’s termination of employment or service with the Company or such later date as constitutes the Participant’s “separation from service,” as determined under the default rules set forth in Treasury Regulation §1.409A-1(h) or any successor regulation thereto; provided, however, for the purposes of determining which entity is a service recipient or employer, “at least 20 percent” is substituted for “at least 80 percent” in each place it appears in Treasury Regulation §1.414(c)-2.

“Shares” means shares comprising the Common Stock, as may be adjusted pursuant to Section 13(b).

“Stock Option” means an Award to purchase Shares granted to an Eligible Individual pursuant to Section 7(d) hereof, which Award may be either an Incentive Stock Option or a Nonqualified Stock Option.

“Subsidiary” means (i) a corporation or other entity with respect to which Bunge, directly or indirectly, has the power, whether through the ownership of voting securities, by contract or otherwise, to elect at least a majority of the members of such corporation’s board of directors or analogous governing body or (ii) any other corporation or other entity in which Bunge, directly or indirectly, has an equity or similar interest; provided, however, that for purposes of any Award of Incentive Stock Options, a Subsidiary shall be defined as any corporation as to which Bunge, directly or indirectly through an unbroken chain of corporations, owns more than 50% of the total combined voting power of all classes of stock issued by such corporation.

“Vesting Date” means the date with respect to which any Award or portion of an Award becomes vested and nonforfeitable.

3.	Administration of the Plan

(a)           Power and Authority of the Committee. The Plan shall be administered by the Committee, which shall have full power and authority, subject to the express provisions hereof:

(i)            to select Participants from the Eligible Individuals;

(ii)            to grant Awards in accordance with the Plan and to issue, allot and purchase Shares;

(iii)          to determine the number of shares of Common Stock subject to each Award or the cash amount payable in connection with an Award;

(iv)         to determine the terms and conditions of each Award, including, without limitation, those related to term, permissible methods of exercise, vesting, cancellation, payment, settlement, exercisability, performance periods, Performance Goals, and the effect, if any, of a Participant’s termination of employment with the Company or any of its Subsidiaries or, if applicable, a change of control of the Company;

(v)          to specify and approve the provisions of the Award Agreements delivered to Participants in connection with their Awards;

(vi)         to construe and interpret any Award Agreement delivered under the Plan;

(vii)        to adopt, amend, prescribe, waive and rescind administrative regulations, rules and procedures relating to the Plan;

(viii)       to vary the terms of Awards to take account of tax, securities law and other regulatory requirements of foreign jurisdictions or to procure favorable tax treatment for Participants;

(ix)          subject to the provisions of the Plan and subject to such additional limitations and restrictions as the Committee may impose, to delegate to one or more officers of the Company some or all of its authority under the Plan;

(x)            to employ such legal counsel, independent auditors and consultants as it deems desirable for the administration of the Plan and to rely upon any advice, opinion or computation received therefrom;

(xi)          to correct any defects, supply any omission or reconcile any inconsistency in any Award Agreement or the Plan; and

(xii)         to make all other determinations (including factual and legal determinations) and to formulate such procedures as may be necessary or advisable for the administration of the Plan.

(b)          Plan Construction and Interpretation. The Committee shall have full power and authority, subject to the express provisions hereof, to construe and interpret the Plan.

(c)           Determinations of Committee Final and Binding. All determinations by the Committee in carrying out and administering the Plan and in construing and interpreting the Plan shall be final, binding and conclusive for all purposes and upon all persons.

(d)           Delegation of Authority. The Committee may, but need not, from time to time delegate some or all of its authority under the Plan to an Administrator consisting of one or more members of the Committee or of one or more officers of the Company; provided, however, that no such delegation of authority shall be permitted with respect to the ability to make Awards to any Eligible Individual who is subject to Section 16(a) of the Exchange Act. Any delegation hereunder shall be subject to the restrictions and limits that the Committee specifies at the time of such delegation or thereafter. Nothing in the Plan shall be construed as obligating the Committee to delegate authority to an Administrator, and the Committee may at any time rescind the authority delegated to an Administrator appointed hereunder or appoint a new Administrator. At all times, the Administrator appointed under this Section 3(d) shall serve in such capacity at the pleasure of the Committee. Any action undertaken by the Administrator in accordance with the Committee’s delegation of authority shall have the same force and effect as if undertaken directly by the Committee, and any reference in the Plan to the Committee shall, to the extent consistent with the terms and limitations of such delegation, be deemed to include a reference to the Administrator.

(e)           Liability of Committee. No member of the Committee, the Board or officer of Bunge to whom authority was delegated in accordance with Section 3(d) shall be liable for any action or determination made in good faith, and the members of the Committee, the Board or an officer of Bunge to whom authority was delegated in accordance with Section 3(d) shall be entitled to indemnification and reimbursement in the manner provided in Bunge’s articles of association as they may be amended from time to time or in any indemnification agreement of the Company with such Indemnifiable Person. In the performance of their responsibilities with respect to the Plan, such individuals shall be entitled to rely upon information and advice furnished by the Company’s officers, the Company’s accountants, the Company’s counsel and any other party deemed necessary, and no such individual shall be liable for any action taken or not taken in reliance upon any such advice. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled, or any power that the Company may have to indemnify them or hold them harmless.

(f)           Action by the Board. Anything in the Plan to the contrary notwithstanding, any authority or responsibility, which, under the terms of the Plan, may be exercised by the Committee may alternatively be exercised by the Board.

4.	Effective Date and Term

The Plan was adopted by the Board on March 13, 2009 and shall be effective on the date on which the Plan is approved by the shareholders of Bunge (the “Effective Date”). In no event shall any Awards be made under the Plan after the tenth anniversary of the date of shareholder approval.

5.	Shares of Common Stock Subject to the Plan

(a)           General. Subject to adjustment as provided in Section 13 hereof, the maximum aggregate number of shares of Common Stock that may be issued for all purposes under the Plan (the “Plan Limit”) shall be 10,000,000 Shares. Shares available under this Plan may consist, in whole or in part, of Shares issued out of the capital band or the conditional share capital of the Company, Shares held by the Company or any of its subsidiaries in treasury or Shares reacquired by the Company in any manner, or any combination thereof. The number of Shares subject to any Award of Performance-Based Restricted Stock Units that, upon vesting, the Participant becomes entitled to receive in the form of cash instead of Shares will be considered available for future Awards under the Plan at the time the number of such Shares is determinable. In addition, as of the date of any Deferral Election by a Participant under Section 7(c) below, the number of Shares underlying the corresponding Award, or any portion thereof, subject to such Deferral Election will be considered available for future Awards under the Plan as long as the corresponding Deferral Value of such Award is settled at the end of the applicable deferral period by a cash payment to the Participant.

(b)           Rules Applicable to Determining Shares Available for Issuance. The number of Shares remaining available for issuance shall be reduced by the number of Shares subject to outstanding Awards and, for Awards that are not denominated by Shares, by the number of Shares the participant becomes entitled to receive upon settlement or payment of the Award. For purposes of determining the number of shares of Common Stock that remain available for issuance, the following Shares shall be added back to the Plan Limit and again be available for granting Awards:

(i)           The number of Shares subject to Awards that expire unexercised, are forfeited or if an Award otherwise terminates without delivery of Shares or other consideration; and

(ii)           The number of Shares underlying an Award, or any portion thereof, subject to a Deferral Election as long as the corresponding Deferral Value of such Award is settled at the end of the applicable deferral period by a cash payment to the Participant.

The following Shares may not again be made available for granting Awards under the Plan: (i) Shares not issued or delivered as a result of the net settlement of an outstanding Award, (ii) Shares used to pay the exercise price or withholding taxes related to an outstanding Award, or (iii) Shares repurchased on the open market with the proceeds of a Stock Option exercise. Notwithstanding the foregoing, any Shares that are delivered by the Company, and any Awards that are granted by, or become obligations of, the Company through the assumption by the Company or an affiliate of, or in substitution for, outstanding awards previously granted by an acquired company, shall not be counted against the Shares available for granting Awards under this Plan.

(c)          Special Limits.     Notwithstanding anything to the contrary in Section 5(a) above, but subject to adjustment under Section 13, the following special limits shall apply to Shares available for Awards under the Plan.

(i)            The maximum number of Shares that may be granted pursuant to Stock Option Awards to any Eligible Individual in any calendar year shall equal 1,000,000 Shares;

(ii)           The maximum number of Shares that may be granted pursuant to Awards (other than those Awards set forth in 5(c)(i)) to any Eligible Individual in any calendar year is 1,000,000 Shares, measured as of the date of grant;

(iii)          All Shares authorized under the Plan may be issued as Incentive Stock Options; and

(iv)          The maximum number of Shares that may be issued pursuant to Awards of (i) Restricted Stock Units, (ii) Performance-Based Restricted Stock Units or (iii) Other Awards that are not subject to payment of an exercise or purchase price is 4,500,000 Shares.

6.	Eligible Individuals

Awards may be granted by the Committee to individuals (“Eligible Individuals”) who (a) are officers, employees, independent contractors or consultants of the Company or (b) the Committee anticipates will become a person described in Section 6(a) above; provided, however, that Incentive Stock Options may be granted only to employees of the Company. Members of the Committee will not be eligible to receive Awards under the Plan. An individual’s status as an Administrator will not affect his or her eligibility to participate in the Plan.

7.	Awards in General

(a)           Types of Award. Awards under the Plan may consist of Stock Options, Restricted Stock Units, Performance-Based Restricted Stock Units or Other Awards. Any Award described in Sections (d) through 11 of the Plan may be granted singly or in combination or tandem with any other Award, as the Committee may determine. Awards may be made in combination with, in replacement of, or as alternatives to grants of rights under any other employee compensation or benefit plan of the Company, including the plan of any acquired entity, or may be granted in satisfaction of the Company’s obligations under any such plan.

(b)           Terms Set Forth in Award Agreement. The terms and provisions of an Award shall be set forth in a written Award Agreement approved by the Committee and delivered or made available to the Participant as soon as practicable following the date of the Award. The vesting, exercisability, payment and other restrictions applicable to an Award shall be in accordance with the terms of the Plan unless the Committee, in its sole discretion, determines that other terms shall apply to any given Award, which alternative terms shall be set forth in the applicable Award Agreement. Notwithstanding the foregoing, the Committee may accelerate (i) the vesting or payment of any Award, (ii) the lapse of restrictions on any Award or (iii) the date on which any Stock Option or Other Award first becomes exercisable. The terms of Awards may vary among Participants, and the Plan does not impose upon the Committee any requirement to make Awards subject to uniform terms. Accordingly, the terms of individual Award Agreements may vary.

(c)           Right to Elect to Defer Value of Awards Prior to Vesting Date.

(i)            The Committee may permit any Participant to elect to defer receipt of the value of all or any portion of an Award of Restricted Stock Units until a date subsequent to the settlement date of the Restricted Stock Units (a “Deferral Election”); provided that the Participant may elect the settlement date for an annual Award of (a) Restricted Stock Units other than Performance-Based Restricted Stock Units, by making an irrevocable Deferral Election on a Deferral Election Form, within the time specified on such form, and delivered to the Company not later than thirty (30) days following the date the Award of Restricted Stock Units is granted, provided that such election is made prior to the date that is twelve months before the date on which the Restricted Stock Units will vest or (b) Performance-Based Restricted Stock Units by making an irrevocable Deferral Election on a Deferral Election Form, within the time specified on such form, and delivered to the Company no later than the close of business on or before the date that is six months before the end of the performance period relating to the Performance-Based Restricted Stock Units as such performance period is set forth in the applicable Award Agreement. A Participant may designate on such Deferral Election Form one of the following dates as the settlement date for such Award of Restricted Stock Units:

(A)	such Participant’s Separation Date; or

(B)	the earlier to occur of (i) the date specified by such Participant or (ii) such Participant’s Separation Date.

If a Participant fails to designate one of the foregoing alternatives as the settlement date for an Award of Restricted Stock Units, such Participant shall be deemed to have designated alternative (A). Notwithstanding any Deferral Election made by a Participant on any Deferral Election Form, in the event of such Participant’s death, all Restricted Stock Units will be paid in cash or Shares, as determined by the Committee in its sole discretion, to such Participant’s beneficiary (or if no beneficiary has been designated, to such Participant’s estate) within 90 days, following the date of such Participant’s death. The terms of any deferrals under this Section 7(c) shall comply with Section 409A and other Applicable Law.

(ii)           The Deferral Value will be credited automatically, without any further action on the part of any Participant, to a bookeeping account to be established by the Company on behalf of such Participant on the books and records of the Company on the applicable Vesting Date of such Award that is subject to a Deferral Election.

(d)          Fractional Shares. No fractional Shares shall be issued or delivered pursuant to any Award under the Plan. The Committee shall determine whether cash, Awards, or other property shall be issued or paid in lieu of fractional Shares, or whether fractional Shares or any rights to fractional Shares shall be forfeited or otherwise eliminated.

8.	Stock Options

(a)           Terms of Stock Options Generally; Vesting. The Committee, in its sole discretion, may grant Stock Options to Eligible Individuals and shall determine whether the Stock Options shall be Nonqualified Stock Options or Incentive Stock Options. A Stock Option shall entitle the Participant to whom the Stock Option was granted to purchase a specified number of Shares during a specified period at a price that is determined in accordance with Section 8(b) below. The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision, as amended from time to time. Unless otherwise specified in the applicable Award Agreement, Stock Options shall become one-third vested on the first anniversary of the date of grant and shall vest with respect to an additional one-third on each of the second and third such anniversaries.

(b)           Exercise Price. The exercise price per Share purchasable under a Stock Option shall be fixed by the Committee at the time of grant or, alternatively, shall be determined by a method specified by the Committee at the time of grant; provided, however, that the exercise price per share shall be no less than 100% of the Fair Market Value per share on the date of grant (or if the exercise price is not fixed on the date of grant, then on such date as the exercise price is fixed); and provided further that, except as provided in Sections 13 and 14 below, the exercise price per Share applicable to a Stock Option may not be adjusted or amended, including by means of amendment, cancellation or the replacement of such Stock Option with a subsequently awarded Stock Option.

(c)           Adjustments. Notwithstanding Section 8(b) above, in the event of an extraordinary dividend, the Committee, in its sole discretion, may adjust the exercise price of, and number of Shares subject to, Stock Options then outstanding under the Plan; provided, however, that any such adjustment shall not increase the aggregate intrinsic value of any Award and the ratio of the exercise price to the Fair Market Value of each Share subject to such Award shall not be reduced.

(d)           Termination of Employment or Service. The terms of this Section 7(d)(d) shall apply unless the Committee, in its sole discretion, determines that alternative terms shall be included in any Award Agreement in which case the terms in such Award Agreement shall govern the rights of the Participant. Notwithstanding the terms of this Section 7(d)(d), in no event shall any Stock Option be exercisable after the end of the applicable Option Term.

(i)            Termination for Cause. In the event that a Participant’s employment or service with the Company is terminated for Cause, all unexercised Stock Options (both Incentive Stock Options and Non-Qualified Stock Options) held by such Participant, whether vested or unvested, shall lapse and become void on the date of such termination.

(ii)           Retirement, Death and Disability. In the event of a Participant’s termination of employment or service due to such Participant’s Retirement, death or Disability, all unvested Stock Options (both Incentive Stock Options and Non-Qualified Stock Options) shall become immediately vested and exercisable. Thereafter, all vested Non-Qualified Stock Options shall remain exercisable by the Participant (or by the Participant’s beneficiary, as applicable) until the third anniversary of the date of the Participant’s termination of employment or service. All vested Incentive Stock Options shall remain exercisable until the first anniversary of the Participant’s termination of employment or service, except in the event of a termination due to Retirement, in which case Incentive Stock Options shall remain exercisable for a period of 90 days after the date of termination. Any unexercised Stock Options will thereafter lapse and become void.

(iii)          Early Retirement and Termination by the Company Without Cause. In the event of a Participant’s termination of employment due to such Participant’s early retirement prior to age 65 (as defined under the Company’s applicable retirement policies), or in the event of the Participant’s termination by the Company other than for Cause, any unvested Stock Options (both Incentive Stock Options and Non-Qualified Stock Options) held by such Participant that would have become vested at any time during the 12-month period following the date of his or her termination of employment, had such employment continued, shall become immediately vested and exercisable. Any remaining unvested Stock Options (both Incentive Stock Options and Non-Qualified Stock Options) shall immediately lapse and become void. Thereafter, all vested Incentive Stock Options shall remain exercisable by the Participant until the end of the 90th day after such Participant’s termination of employment. All vested Non-Qualified Stock Options shall remain exercisable by the Participant until the end of the 90th day after such Participant’s termination of employment. Any unexercised vested Stock Options will thereafter lapse and become void.

(iv)         Participant’s Resignation. In the event that a Participant resigns from his or her employment with the Company for any reason, such Participant’s unvested Stock Options (both Incentive Stock Options and Non-Qualified Stock Options) shall immediately lapse and become void. Any vested Stock Options (both Incentive Stock Options and Non-Qualified Stock Options) shall remain exercisable by the Participant until the end of the 90th day after such Participant’s termination of employment. Any unexercised vested Stock Options will thereafter lapse and become void.

(v)          Committee Determinations. The date of termination of employment or service for any reason shall be determined in the sole discretion of the Committee. The Committee, in its sole discretion, may permit any Incentive Stock Option to convert into a Non-Qualified Stock Option as of a Participant’s termination of employment for purposes of providing such Participant with the benefit of the extended exercise period applicable to Non-Qualified Stock Options.

(e)          Option Term. The term of each Stock Option (the “Option Term”) shall be fixed by the Committee and shall not exceed ten years from the date of grant.

(f)           Method of Exercise. Subject to the provisions of the applicable Award Agreement, the exercise price of a Stock Option may be paid in cash or previously owned whole Shares or a combination thereof and, if the applicable Award Agreement so provides, in whole or in part through the acquisition by the Company of Shares issued to a Participant upon the exercise of a Stock Option, in accordance with applicable law, with a value equal to the exercise price. In accordance with rules and procedures established by the Committee for this purpose, and subject to applicable law, the Stock Option may also be exercised through “cashless exercise” procedures that afford Participants the opportunity to sell immediately some or all of the shares underlying the exercised portion of the Stock Option in order to generate sufficient cash to pay the Stock Option exercise price and/or to satisfy withholding tax obligations related to the Stock Option.

9.	Restricted Stock Units

The terms of this Section 9 are applicable to Awards of Restricted Stock Units other than Performance-Based Restricted Stock Units and are subject to the terms and provisions set forth above in Section 7(c).

(a)           Awards Generally. The Committee, in its sole discretion, may grant Restricted Stock Units to Eligible Individuals. An Award of Restricted Stock Units shall consist of a right to receive one or more Shares upon the completion of the applicable vesting period (described in Section 9(b) below) for no consideration other than the provision of services (or such minimum payment as may be required under Applicable Law) or for such other consideration as the Committee may specify in connection with the grant. The terms of this Section 9 shall apply to Awards of Restricted Stock Units (other than Performance-Based Restricted Stock Units) unless the Committee, in its sole discretion, determines that alternative terms shall be included in any Award Agreement, in which case the terms in such Award Agreement shall govern the rights of the Participant.

(b)           Vesting. Unless otherwise specified in the applicable Award Agreement, an Award of Restricted Stock Units shall vest and shall become nonforfeitable on the fourth anniversary of the date of grant. In the event that a Participant’s employment or service is terminated by the Company for Cause or as a consequence of the Participant’s resignation for any reason, the Participant shall forfeit any right to the Award of Restricted Stock Units as of the date of such termination. In the event that the Participant’s employment or service terminates for any other reason, the Participant shall become immediately vested on the date of termination in a portion of the Award of Restricted Stock Units equal to the result of the following formula:

(Y÷X) × R, rounded down to the nearest whole number of Shares, where

X= number of months from the date of grant until the date the Award would have vested, rounded upward or downward (as applicable) to the nearest whole month;

Y= number of months from the date of grant until the date of the Participant’s termination of employment or service, rounded upward or downward (as applicable) to the nearest whole month; and

R= number of Shares subject to the Award (including any Shares added as a consequence of dividend payments).

The terms of this Section 9(b) shall apply unless the Committee, in its sole discretion, determines that alternative terms shall be included in any Award Agreement in which case the terms in such Award Agreement shall govern the rights of the Participant.

(c)           Issuance of Shares. Issuance of Shares in settlement of a vested Restricted Stock Unit Award shall be made as soon as practicable following the Vesting Date.

(d)           No Rights as Shareholder. Except as otherwise provided by the Committee in the applicable Award Agreement, a Participant shall have no rights as a shareholder with respect to any Restricted Stock Unit Award until the Shares in settlement of a vested Restricted Stock Unit Award have been issued to the Participant following the applicable Vesting Date, and subject to Section 13(b) and Section 9(e) below, no adjustment shall be made for dividends or distributions or other rights in respect of any Share for which the record date is prior to the date on which the Participant shall become the registered holder.

(e)          Dividend Equivalent Payments. Unless the Committee determines otherwise, if the Company pays any cash or other dividend or makes any other distribution in respect of the Shares underlying an Award of Restricted Stock Units, the Company will maintain a bookkeeping record to which such amount of the dividend or distribution in respect to such Shares will be credited to an account for the Participant and paid at the time the Award is settled in whole Shares.

10.	Performance-Based Restricted Stock Units

The terms of this Section 10 are applicable only to Awards of Performance-Based Restricted Stock Units and are subject to the terms and provisions set forth above in Section 7(c).

(a)           Awards Generally. (i)     The Committee, in its sole discretion, may grant Performance-Based Restricted Stock Units to Eligible Individuals. An Award of Performance-Based Restricted Stock Units shall vest based on the attainment of Performance Goals over a Performance Period that the Committee, in its sole discretion, shall determine and the Performance Goals shall have any reasonable definitions that the Committee may specify and may be described in terms of objectives that are related to the individual Participant or objectives that are Company-wide or related to a Subsidiary, division, department, region, segment, product line, function or business unit or any combination of the foregoing and may be measured on an absolute or cumulative basis, an annualized or compound annual basis, or on the basis of percentage of improvement over time, and may be measured in terms of Company performance (or performance of the applicable Subsidiary, division, department, region, segment, product line, function or business unit or any combination of the foregoing) or measured relative to selected peer companies or a market or other index. Performance Goals, the Performance Period, any applicable vesting formula or other elements applicable to the Performance Goals shall be set forth in the applicable Award Agreements.

(ii)            The Committee may, in its sole discretion, determine whether any Performance-Based Restricted Stock Unit Award under the Plan is a Section 162(m) Award. Section 162(m) Awards shall be conditioned on the achievement of one or more Performance Goals to the extent required by the exemption for “qualified performance-based compensation” under Section 162(m) of the Code and shall be subject to all other conditions and requirements of the exemption under Section 162(m). In addition, for Awards other than Section 162(m) Awards, the Committee may establish Performance Goals based on other criteria as it deems appropriate.

(b)           Permitted Adjustments. The Committee may, in its discretion, adjust the Performance Goals (either up or down) and the level of the Award that a Participant may earn under this Plan, to the extent permitted pursuant to Section 162(m) of the Code, if the Committee determines that the occurrence of, unusual, nonrecurring or unanticipated changes or events have materially affected the fairness of the Performance Goals or have unduly influenced the ability to meet such Performance Goals, including without limitation, events such as material acquisitions and divestitures, restructurings, changes in the capital structure of the Company, and extraordinary accounting changes. In addition, to the extent permitted by Section 162(m) of the Code, the Committee may, in its sole discretion, unilaterally adjust, to the extent of up to plus or minus 20%, the number of Shares underlying a Performance-Based Restricted Stock Unit Award that has vested based on the attainment of Performance Goals as set forth in the applicable Award Agreement.

(c)           Termination of Employment or Service. In the event that a Participant’s employment or service is terminated by the Company for Cause or as a consequence of the Participant’s resignation for any reason, any unvested Awards of Performance-Based Restricted Stock Units to such Participant shall lapse and become void as of the date of such termination. In the event that the Participant’s employment or service terminates for any other reason, such Participant’s Awards of Performance-Based Restricted Stock Units shall continue to be subject to the applicable terms of vesting and, if such terms are met, shall vest on the Vesting Date on a pro-rata basis from the date of grant until the date of the Participant's termination of employment or service. Notwithstanding the terms of this Section 10(c), the Committee may, in its sole discretion, accelerate the vesting of any Performance-Based Restricted Stock Unit Award at the time of an event described herein. The terms of this Section 10(c) shall apply unless the Committee, in its sole discretion, determines that alternative terms shall be included in any Award Agreement in which case the terms in such Award Agreement shall govern the rights of the Participant.

(d)           Issuance of Shares; Payment of Awards. Subject to Section 7(c) above, settlement of a Performance-Based Restricted Stock Unit Award shall be made as soon as practicable following the Vesting Date, but in no event later than two and one-half months following the end of the calendar year in which the Vesting Date occurs or, at such other time as the Committee shall determine in a manner consistent with the provisions of Section 409A, in either (1) whole Shares, (2) cash equal to the Fair Market Value of the underlying Shares on the Vesting Date or (3) any combination of (1) and (2), as determined by the Committee, in its sole discretion, and set forth in the applicable Award Agreement.

(e)          No Rights as Shareholder. Except as otherwise provided by the Committee in the applicable Award Agreement, a Participant shall have no rights as a shareholder with respect to any Performance-Based Restricted Stock Unit Award until the Shares in settlement of a vested Performance-Based Restricted Stock Unit Award have been issued to the Participant following the Vesting Date, and subject to Section 13(b) and Section 10(f) below, no adjustment shall be made for dividends or distributions or other rights in respect of any Share for which the record date is prior to the date on which the Participant shall become the registered holder.

(f)           Dividend Equivalent Payments. Unless the Committee determines otherwise, if the Company pays any cash or other dividend or makes any other distribution in respect of the Shares underlying an Award of Performance-Based Restricted Stock Units, the Company will maintain a bookkeeping record to which such amount of the dividend or distribution in respect to such Shares will be credited to an account for the Participant and paid in whole Shares at the time the Award is settled.

11.	Other Awards

The Committee shall have the authority to specify the terms and provisions of other forms of equity-based or equity-related Awards not described above which the Committee determines to be consistent with the purpose of the Plan and the interests of the Company, which Awards may provide for cash payments based in whole or in part on the value or future value of Common Stock, for the acquisition or future acquisition of Common Stock, or any combination thereof. Other Awards shall also include cash payments (including the cash payment of dividend equivalents) under the Plan which may be based on one or more criteria determined by the Committee which are unrelated to the value of Common Stock and which may be granted in tandem with, or independent of, Awards of Stock Options, Restricted Stock Units or Performance-Based Restricted Stock Units under the Plan.

12.	Certain Restrictions

(a)           Transfers. Awards may not be transferred, pledged, assigned or otherwise disposed of except by will or by the laws of descent and distribution or pursuant to a domestic relations order; provided, however, that the Committee may, in its discretion and subject to such terms and conditions as it shall specify, permit the transfer of an Award (other than an Award of any Incentive Stock Option) for no consideration to a Participant’s family members or to one or more trusts or partnerships established in whole or in part for the benefit of one or more of such family members (collectively, “Permitted Transferees”). Any Award transferred to a Permitted Transferee shall be further transferable only by will or the laws of descent and distribution or, for no consideration, to another Permitted Transferee of the Participant.

(b)           Lock-up Periods. Each Participant shall agree to be bound by the applicable terms of any lock-up agreement between the Company and any underwriter that restricts or prohibits transactions in Shares for any period of time.

(c)           Exercise. During the lifetime of the Participant, a Stock Option or similar-type Other Award shall be exercisable only by the Participant or by a Permitted Transferee to whom such Stock Option or Other Award has been transferred in accordance with Section 12(a).

13.	Recapitalization or Reorganization; Adjustments

(a)           Authority of the Company and Shareholders. The existence of the Plan, the Award Agreements and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(b)           Change in Capitalization. The number and kind of shares authorized for issuance under Section 5(a) above, shall be equitably adjusted in the event of a stock split, reverse stock split, subdivision, bonus issue, stock dividend, recapitalization, reorganization, merger, amalgamation, consolidation, division, extraordinary dividend, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below Fair Market Value, or other similar corporate event affecting the Common Stock in order to preserve, but not increase, the benefits or potential benefits intended to be made available under the Plan. In addition, upon the occurrence of any of the foregoing events, the number of outstanding Awards and the number and kind of shares subject to any outstanding Award and the purchase price per share, if any, under any outstanding Award shall be equitably adjusted (including by payment of cash to a Participant) in order to preserve the benefits or potential benefits intended to be made available to Participants granted Awards. Such adjustments shall be made by the Board, whose determination as to what adjustments shall be made, and the extent thereof, shall be final. Unless otherwise determined by the Board, such adjusted Awards shall be subject to the same vesting schedule and restrictions to which the underlying Award is subject.

14.	Amendments

Subject to Section 15(o), the Board may at any time and from time to time alter, amend, suspend or terminate the Plan in whole or in part; provided, however, that any amendment which under the requirements of any Applicable Law must be approved by the shareholders of the Company shall not be effective unless and until such shareholder approval has been obtained in compliance with such law or rule. No Stock Option may be repriced, regranted through cancellation or otherwise amended to reduce the applicable exercise price (other than as provided in Section 13) without the approval of the Company’s shareholders.

No termination or amendment of the Plan may, without the consent of the Participant to whom an Award has been granted, adversely affect the rights of such Participant under such Award. Notwithstanding any provision herein to the contrary, the Board shall have broad authority to amend the Plan or any Award under the Plan to take into account changes in applicable tax laws, securities laws, accounting rules and other applicable state and federal laws.

15.	Miscellaneous

(a)           Tax Withholding. The Company or a Subsidiary, as appropriate, may require any individual entitled to receive a payment of an Award to remit to the Company, prior to payment, an amount sufficient to satisfy any applicable tax withholding requirements. In the case of an Award payable in Shares, the Company or a Subsidiary, as appropriate, may permit or require a Participant to satisfy, in whole or in part, the obligation to remit taxes by directing the Company to withhold Shares that would otherwise be received by the individual, or may repurchase Shares that were issued to the Participant, to satisfy the minimum statutory withholding rates for any applicable tax withholding purposes, in accordance with Applicable Law and pursuant to any rules that the Company may establish from time to time. The Company may establish procedures to allow Participants to satisfy such withholding obligations through a net share settlement procedure or the withholding of shares subject to the applicable Award. The Company or a Subsidiary, as appropriate, shall also have the right to deduct from all cash payments made to a Participant (whether or not the payment is made in connection with an Award) any applicable taxes required to be withheld with respect to payments under the Plan.

(b)            No Right to Grants or Employment. No Eligible Individual or Participant shall have any claim or right to receive grants of Awards under the Plan. Nothing in the Plan or in any Award or Award Agreement shall confer upon any employee, consultant or independent contractor of the Company any right to continued employment or service with the Company or interfere in any way with the right of the Company to terminate the employment or service of any of its employees, consultants or independent contractors at any time, with or without cause.

(c)           Other Compensation. Nothing in this Plan shall preclude or limit the ability of the Company to pay any compensation to a Participant under the Company’s other compensation and benefit plans and programs.

(d)           Other Employee Benefit Plans. Payments received by a Participant under any Award made pursuant to the Plan shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan or similar arrangement provided by the Company, unless otherwise specifically provided for under the terms of such plan or arrangement or by the Committee.

(e)           Unfunded Plan. The Plan is intended to constitute an unfunded plan for incentive compensation. Prior to the payment or settlement of any Award, nothing contained herein shall give any Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or payments in lieu thereof with respect to awards hereunder.

(f)           Securities Law Restrictions. The Committee may require each Eligible Individual purchasing or acquiring Shares pursuant to a Stock Option or other Award under the Plan to represent to and agree with the Company in writing that such Eligible Individual is acquiring the Shares for investment and not with a view to the distribution thereof. All certificates for Shares delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any exchange upon which the Common Stock is then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. No Shares shall be issued hereunder unless the Company shall have determined that such issuance is in compliance with, or pursuant to an exemption from, all applicable federal, state securities laws and Swiss laws and regulations.

(g)           Award Agreement. Except as expressly provided herein, in the event of any conflict or inconsistency between the Plan and any Award Agreement, the Plan shall govern, and the Award Agreement shall be interpreted to minimize or eliminate any such conflict or inconsistency.

(h)          Expenses. The costs and expenses of administering the Plan shall be borne by the Company.

(i)           Application of Funds. The proceeds received by the Company from the sale of Common Stock or other securities pursuant to Awards will be used for general corporate purposes.

(j)           Applicable Law. Except as to matters of federal law, the Plan and all actions taken thereunder shall be subject to, and construed in accordance with, the laws of the State of New York.

(k)          Stated Periods of Time. In the event that any period of days, months or years set forth in this Plan ends on a date that is Saturday, Sunday or a public holiday in the United States, the end of such period shall be the first business day following such date.

(l)           Awards to Individuals Subject to Laws of a Jurisdiction Outside of the United States. To the extent that Awards under the Plan are awarded to Eligible Individuals who are domiciled or resident outside of the United States, or who are domiciled or resident in the United States but who are subject to the tax laws of a jurisdiction outside of the United States, the Committee may adjust the terms of the Awards granted to the Eligible Individual (i) to comply with the laws, rules and regulations of the non-U.S. jurisdiction and (ii) to permit the grant of the Award not to be a taxable event to the Participant. The authority granted under the previous sentence shall include the discretion for the Committee to adopt, amend or rescind rules, procedures or one or more sub-plans applicable to separate classes of Eligible Individuals who are subject to the laws of jurisdictions outside of the United States.

(m)         Section 162(m) of the Code. The Plan is intended to comply in all respects with the requirements of the exemption for “qualified performance-based compensation” under Section 162(m) of the Code. However, that in the event the Committee determines that compliance with Section 162(m) of the Code is not desired with respect to a particular Award, compliance with Section 162(m) of the Code shall not be required. In addition, if any provision of the Plan would cause Awards that are intended to constitute “qualified performance-based compensation” under Section 162(m) of the Code, to fail to so qualify, that provision shall be severed from, and shall be deemed not to be a part of, the Plan, but the other provisions of the Plan shall remain in full force and effect.

(n)          Six-Monthly Delay for Specified Employees. Notwithstanding anything herein to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), as determined under the Company’s established methodology for determining specified employees, on the Participant’s Separation Date, any payment hereunder that provides for a “deferral of compensation” within the meaning of Section 409A shall not be paid or commence to be paid on any date prior to the first business day after the date that is six months following the Participant’s Separation Date; provided, however, that a payment delayed pursuant to this Section 15(n) shall commence earlier in the event of the Participant’s death prior to the end of the six-month period. Any such delayed payments shall be accumulated and paid on the first day of the seventh calendar month following the date of separation from service.

(o)            Section 409A Compliance. (i) Notwithstanding any contrary provision in the Plan, an Award Agreement or an Award, if any provision of the Plan, an Award Agreement or an Award contravenes any regulations or guidance promulgated under Section 409A or would cause any person to be subject to additional taxes, interest and/or penalties under Section 409A, such provision of the Plan, an Award Agreement or an Award may be modified by the Committee without notice and consent of any person in any manner the Committee deems reasonable or necessary. In making such modifications the Committee shall attempt, but shall not be obligated, to maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Section 409A. Moreover, any discretionary authority that the Committee may have pursuant to the Plan shall not be applicable to an Award that is subject to Section 409A to the extent such discretionary authority would contravene Section 409A.

(ii)             If any amount owed to a Participant under this Plan is considered for purposes of Section 409A to be owed to the Participant by virtue of his termination of employment or service, such amount shall be paid if and only if such termination of employment or service constitutes a “separation from service” with the Company, determined using the default provisions set forth in Treasury Regulation §1.409A-1(h) or any successor regulation thereto; provided, however for the purposes of determining which entity is a service recipient or employer, “at least 20 percent” is substituted for “at least 80 percent” in each place it appears in Treasury Regulation §1.414(c)-2.

SCHEDULE A

FINANCIAL PERFORMANCE MEASURES

•     accounts payable

•     accounts receivable

•     cash flow

•     cash-flow return on investment

•     cash value added

•     days cash cycle

•     days sales outstanding

•     debt

•     earnings before interest and tax (EBIT)

•     earnings before interest, tax depreciation and amortization (EBITDA)

•     earnings per share

•     economic value added

•     effective tax rate

•     free cash flow

•     impairment write offs

•     income from continuing operations (net income after minority interests)

•     interest coverage

•     margin

•     market capitalization

•     net financial debt

•     net sales

•     operating cash flow

•     operating earnings before asset impairment

•     operating profit

•     pre-tax income

•     return on equity

•     return on invested capital

•     return on net assets

•     return on tangible net assets

•     return on tangible net worth

•     revenue growth

•     selling general and administrative expenses

•     share price

•     value at risk

•     working capital

NON-FINANCIAL PERFORMANCE MEASURES
• amount of inventory • brand recognition. • customer/supplier satisfaction • days of inventory • employee turnover • energy usage • headcount; • loading time/days loading • market share	• product quality • productivity/efficiency • quality • recruiting • risk management • safety/environment • satisfaction indexes • turn around time • volumes